Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Stage Stores, Inc. and subsidiary and the effectiveness of Stage Stores, Inc. and subsidiary's internal control over financial reporting dated March 30, 2009, appearing in the Annual Report on Form 10-K of Stage Stores, Inc. and subsidiary for the year ended January 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
July 23, 2009